SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Dated November 15, 2007

of

ZALE CORPORATION

A Delaware Corporation

IRS Employer Identification No. 75-0675400

SEC File Number 001-04129

901 West Walnut Hill Lane

Irving, Texas  75038

(972) 580-4000

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Securities Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 240.13e-2(c))

Item 2.01 Completion of Acquisition or Disposition of Asset.

On November 9, 2007, Zale Corporation (the “Company”) completed the sale of its wholly owned business unit, Bailey Banks & Biddle, to Finlay Fine Jewelry Corporation (“Finlay”) for a purchase price of $200 million, subject to post-closing adjustments in respect of (i) inventory and (ii) certain liabilities and prepaid amounts. In connection with the sale, Finlay and the Company entered into a Transition Services Agreement at the closing of the sale pursuant to which the Company will provide certain services for a transition period in exchange for a fee. As a result of the sale, the Company expects to recognize a gain in the second quarter of approximately $8.5 million, net of tax.

Item 9.01  Financial Statements and Exhibits.

(b) Pro forma financial information.

The following unaudited pro forma financial statements give effect to the sale of certain assets and liabilities of the Bailey Banks & Biddle brand, a wholly owned business unit of the Company.

The unaudited pro forma balance sheet as of July 31, 2007 gives effect to the sale as if it had occurred on July 31, 2007. The unaudited pro forma statement of operations for the fiscal year ended July 31, 2007, give effect to the sale as if it had occurred as of the beginning of the period. These unaudited pro forma consolidated financial statements and related notes do not give any utilization of cash proceeds from the sale.

These unaudited pro forma consolidated financial statements should be read together with the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2007. This pro forma financial information is for informational purposes only and does not purport to present what the Company’s results would actually have been had these transactions actually occurred on the dates presented or to project the Company’s results of operations or financial position for any future period.

ZALE CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JULY 31, 2007

(In thousands, except per share amounts)

	Historical	Pro forma adjustments	Notes	Pro forma

Revenues	$2,437,075	$(284,289)	(1)	$2,152,786

Costs and expenses:
Cost of sales	1,187,601	(162,322)	(1)	1,025,279
Selling, general and administrative	1,070,478	(102,429)	(1)	968,049
Cost of insurance operations	6,798	—		6,798
Depreciation and amortization	61,887	(5,291)	(1)	56,596
Derivative loss	7,184	—		7,184
Operating earnings	103,127	(14,247)		88,880
Interest expense	18,969	—		18,969
Earnings before income taxes	84,158	(14,247)		69,911
Income taxes	24,906	(5,556)	(1)	19,350

Earnings from continuing operations	59,252	(8,691)		50,561

Gain on sale of discontinued operations, net of taxes	—	8,540	(2)	8,540
Net earnings	$59,252	$(151)		$59,101

Basic net earnings per share:
Earnings from continuing operations	$1.22	$(0.18)		$1.04

Gain on sale of discontinued operations	$—	$0.18		$0.18

Net earnings per share	$1.22	$(0.00)		$1.22

Diluted net earnings per share:
Earnings from continuing operations	$1.21	$(0.18)		$1.03

Gain on sale of discontinued operations	$—	$0.18		$0.18

Net earnings per share	$1.21	$0.00		$1.21

Weighted average number of common shares outstanding:
Basic	48,694	48,694		48,694

Diluted	48,995	48,995		48,995

ZALE CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AT JULY 31, 2007

(In thousands)

	Historical	Pro forma adjustments	Notes	Pro forma
ASSETS
Current assets:
Cash and cash equivalents	$37,643	$193,028	(3)	$230,671
Merchandise inventories	1,021,164	(154,769)	(4)	866,395
Other current assets	113,511	(559)	(4)	112,952

Total current assets	1,172,318	37,700		1,210,018

Property and equipment	304,396	(27,556)	(4)	276,840
Goodwill	100,740	—		100,740
Other assets	35,187	—		35,187
Deferred tax asset	1,305	—		1,305

Total assets	$1,613,946	$10,144		$1,624,090

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$300,929	$(5,272)	(4)	$295,657
Deferred tax liability	73,529	—		73,529

Total current liabilities	374,458	(5,272)		369,186

Long-term debt	227,306	—		227,306
Other liabilities	109,609	(3,377)	(4)	106,232

Stockholders’ investment:
Common stock	487	—		487
Additional paid-in capital	138,036	—		138,036
Accumulated other comprehensive income	45,939	—		45,939
Accumulated earnings	868,111	18,793	(5)	886,904
	1,052,573	18,793		1,071,366

Treasury stock	(150,000)	—		(150,000)
Total stockholders’ investment	902,573	18,793		921,366

Total liabilities and stockholders’ investment	$1,613,946	$10,144		$1,624,090

ZALE CORPORATION AND SUBSIDIARIES

NOTES TO PRO FORMA

CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED JULY 31, 2007

AND PRO FORMA CONSOLIDATED BALANCE SHEET AT JULY 31, 2007

(Unaudited)

Pro forma Consolidated Statement of Operations for the year ended July 31, 2007 (unaudited)

(1) The pro forma statement of operations for the year ended July 31, 2007, reflects the sale of Bailey Banks & Biddle assets as though the sale had occurred at the beginning of the period. Accordingly, the revenues and costs associated with those assets have been adjusted for the entire year.

(2) The gain on sale of discontinued operations is estimated at $8.5 million which is net of estimated transaction costs and associated tax expense of $5.5 million.

Pro forma Consolidated Balance Sheet at July 31, 2007 (unaudited)

(3) The Company sold substantially all the assets and certain liabilities related to Bailey Banks & Biddle and received cash proceeds of approximately $193 million, net of transaction costs and before taxes and certain working capital adjustments. The Company’s balance sheet as of July 31, 2007, has been adjusted on a pro forma basis to show the receipt of these funds.

(4) The pro forma balance sheet has been adjusted to remove Bailey Banks & Biddle assets sold and certain liabilities that were assumed by Finlay Fine Jewelry Corporation.

(5) Accumulated earnings have been adjusted to reflect the cumulative effect on accumulated earnings as a result of the above adjustments. Included in this amount is a gain that would be recorded upon consummation of the sale.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION

Date: November 15, 2007	By:	/s/ Cynthia T. Gordon

Cynthia T. Gordon
Senior Vice President,
Controller
(Principal Accounting Officer
of the Registrant)